Exhibit 99.1

Schmitt Industries Appoints Fitzhenry as New

Chief Executive Officer

Portland, Oregon – October 5, 2012 – Schmitt Industries, Inc. (Nasdaq: SMIT), announced today that James A. Fitzhenry has been named Chief Executive Officer of the Company, effective immediately. Fitzhenry, 57, has been President of Schmitt since June of 2009 and succeeds Wayne A. Case, who will continue to serve as Chairman of the Board of Directors with a focus on strategies and product roadmaps for key products.

“Jim has been with us for four years and we are pleased to promote Jim to the position of Chief Executive Officer and look forward to his leadership as we prepare for the next stage of our growth,” commented Wayne Case, Chairman of the Board.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

For more information contact:	Jeffrey T Siegal, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com